Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS FOURTH QUARTER 2003 RESULTS
AND STRATEGIC INITIATIVES FOR FISCAL YEAR 2004

METAIRIE, LA, December 16, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the fourth quarter and fiscal year 2003 along with plans to improve the Company’s operating performance and cash flow. Plans were announced earlier this month to sell or close a number of small businesses that no longer fit the Company’s profile and to reduce and restructure the workforce.

William E. Rowe, Chairman and Chief Executive Officer stated, “With the completion of financial initiatives to improve our balance sheet, we are taking actions designed to increase earnings and support long-term growth. We have faced many challenges during the past few years as we have transitioned our business model to focus on liquidity, and now we have taken significant steps to improve our costs and grow our revenues. Our operating initiatives, combined with the restructuring of the workforce and the strategic disposition of a number of our smaller operations, are intended to improve earnings and cash flow for 2004 and beyond. While we have had to make some tough decisions this year, I am optimistic about our Company’s future.”

During the fourth quarter of 2003, the Company identified a number of small businesses to close or sell, most of which were acquired as part of a group of facilities, that are performing below acceptable levels or no longer fit the Company’s operating profile. As a result, the Company recorded a non-cash impairment of these long-lived assets of $34.3 million ($30.2 million after tax, or $.28 per share) in the fourth quarter. Although the Company identified these businesses during the fourth quarter, it did not begin to market them until after the close of the quarter. Accordingly, these operations are included in “operations to be retained” as of October 31, 2003. (See definition of operations to be retained under “Supplemental Financial Information.”) Collectively, these businesses generated revenue of $23 million and very little gross profit during fiscal year 2003. Additionally, in accordance with

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Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company performed its annual evaluation of the carrying value of goodwill associated with its cemetery and funeral home properties during the fourth quarter. The evaluation confirmed the carrying value of the funeral home goodwill but concluded that the Company should record a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per share) in the fourth quarter. Due to these non-cash charges, the Company reported a net loss of $89.9 million, or $.83 per share for the fourth quarter ended October 31, 2003. Had the Company not incurred these charges, net earnings for the quarter ended October 31, 2003 would have been $7.2 million, or $.07 per diluted share.

In the third quarter of 2003, the Company recorded a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per share) related to the redemption of all of its outstanding Remarketable Or Redeemable Securities (“ROARS”), and incurred a charge to corporate general and administrative expenses of $2.5 million ($1.5 million after tax, or $.01 per share) for separation pay to former officers. As a result of these third quarter charges and the fourth quarter charges described above, the Company reported a net loss of $73.4 million, or $.68 per share for the fiscal year ended October 31, 2003. Had the Company not incurred these charges, net earnings for the year would have been $32.5 million, or $.30 per diluted share. Excluding the anticipated first quarter charge for severance costs, the Company expects earnings per share in fiscal year 2004 to increase approximately 23 to 37 percent from the adjusted $.30 per share in 2003.

The Company also announced that including $23.3 million in tax refunds related to the sale of the Company’s foreign operations, cash flow from operations for the fiscal year ended October 31, 2003 was $69.8 million, and free cash flow was $53.5 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) As of October 31, 2003, the Company had outstanding debt of $502.1 million. The Company received a tax refund of $33.2 million in December of 2003 due to a change in the tax accounting methods for cemetery merchandise revenue. The Company used the refund to reduce its outstanding debt balance to $467.3 million as of December 15, 2003.

The Company experienced an increase in funeral revenues from its operations to be retained of $.2 million for the fourth quarter of 2003 compared to the fourth quarter of 2002. This increase was principally due to an increase in the average revenue per funeral call substantially offset by a 2.7 percent decrease in the number of services performed by operations to be retained for the quarter. Funeral operations to be retained achieved average revenue increases of 3.2 percent per traditional funeral and 4.4 percent per cremation service, but those gains were partially offset by a year over year reduction in funeral trust earnings, resulting in an overall 2.7 percent increase in the average revenue per funeral call for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in the fourth quarter of 2003 than in the comparable period of 2002 due to lower investment returns realized in the Company’s preneed funeral trust funds during the last few years.

Cemetery revenues from operations to be retained decreased $.2 million during the fourth quarter of 2003 compared to the fourth quarter of 2002, primarily due to a decline in revenue from merchandise deliveries and perpetual care

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trust earnings, which was partially offset by an increase in cemetery property sales. The cemetery merchandise delivered during the current period had a lower average value than the merchandise delivered during the fourth quarter of 2002. The Company realized an annual average return of 3.7 percent on its perpetual care trust funds during the fourth quarter of 2003 compared to 6.5 percent in the comparable period of 2002. Cemetery property sales increased 12 percent for the fourth quarter of 2003 compared to the fourth quarter of 2002, which the Company believes is directly attributable to its new cemetery property sales initiative announced in September.

Mr. Rowe stated, “Throughout this fiscal year, we have reported on a number of matters impacting Stewart and our industry with regard to today’s economy, consumer confidence, financial markets and death trends. While these factors continue to adversely affect our results, I am pleased with the results of our preneed sales organization and with our ability to increase the average revenue per funeral service during our fourth quarter.”

Over the past four years, William E. Rowe, the Company’s Chairman and Chief Executive Officer, has been focused on improving the Company’s credit profile, reducing debt, increasing cash flow and selling the Company’s foreign assets. Having accomplished these financial goals, the Company announced in June that Mr. Rowe would re-assume responsibility for day-to-day operations. After spending significant time in the field meeting with employees and observing operations firsthand, Mr. Rowe announced a set of new operating initiatives in September. The Company later announced that it would sell or close a number of small businesses, enabling management to focus on its most productive operations where the operating initiatives can bring about the greatest benefits, and where the Company is best positioned to deliver growth in revenue and cash flow in the future.

The Company’s operating initiatives include growth in the number of funeral events performed, increased cemetery property sales volume, cost improvements and employee development initiatives. As part of the cost improvements, the Company reduced the employee headcount throughout the organization, restructured certain management functions and developed other cost-saving directives, which together are expected to reduce costs by $16 to $20 million annually. The Company also restructured to reduce layers of management, which will bring leadership closer to those individuals who have the greatest potential to improve the performance of each location. The Company expects the reductions to decrease costs without reducing the quality, service and value consistently provided to families through its funeral homes and cemeteries. Because the workforce reductions were implemented after the end of fiscal year 2003, in the first quarter of fiscal year 2004 the Company will record a charge to earnings in the range of $2.4 to $2.6 million for severance and other costs associated with the workforce reductions.

Mr. Rowe stated, “I look forward to reporting improved earnings and cash flow as we implement these cost reductions and our other operating initiatives. Our funeral call volume task force assimilated the most successful tactics used by our top performing businesses and suggestions from employees throughout the organization and is developing strategies to drive growth in the number of families served by our funeral operations with an increased focus on preneed funeral sales. Our preneed cemetery property task force is developing specific plans to increase preneed property sales and attain new customers at strategically selected properties. Our employee development task

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force is implementing a mentoring program and succession plan for the Company to enhance employee satisfaction through professional growth.”

Mr. Rowe concluded, “We began implementing our initiatives during the late summer of 2003, targeting our businesses with the greatest growth potential and making changes in our preneed sales organization designed to increase preneed property and funeral sales. These preneed sales are the primary drivers of sustainable long-term growth in the number of families served by our cemeteries and funeral homes. During the fourth quarter, we began to see positive results from the early implementation of our operating initiatives with a 12 percent increase in property sales and a 15 percent increase in preneed funeral sales over the fourth quarter of last year. We are encouraged by these results, and we will continue to work hard to make sure we are managing all areas of expense in our Company and looking at all revenue enhancement opportunities. We look forward to next year as we anticipate significant growth in our earnings per share and further improvements in our cash flow resulting from the implementation of our strategic plan.”

Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Fiscal Year 2004.”

In June of 2003, the Company announced that its Board of Directors approved a new stock repurchase program that will allow the Company to invest up to $25.0 million in repurchases of its Class A common stock. As of December 15, 2003, the Company had purchased nearly $3.0 million of the Company’s Class A common stock pursuant to this program for an average share price of $3.99.

Fourth Quarter Results For Total Operations

•	Total funeral revenues decreased $3.5 million to $72.5 million, primarily due to the disposition of the Company’s foreign operations in Canada, France and Argentina in 2002.

•	Total cemetery revenues decreased $.3 million to $56.2 million, primarily due to a decline in revenue from merchandise deliveries and a decline in perpetual care trust earnings, partially offset by an increase in property sales. The Company realized an annual average return of 3.7 percent in its perpetual care trust funds during the fourth quarter of 2003 compared to 6.5 percent in the comparable period of 2002.

•	Gross profit decreased $2.1 million from $30.3 million in 2002 to $28.2 million in 2003, primarily due to the decrease in funeral and cemetery revenue discussed above and an increase in insurance costs.

•	Corporate general and administrative expenses decreased $.6 million from $4.9 million in 2002 to $4.3 million in 2003.

•	Depreciation and amortization was $13.3 million compared to $13.8 million for the corresponding period in 2002.

•	Interest expense decreased $.9 million to $13.1 million due to a $63.0 million decrease in the average debt outstanding during the fourth quarter of 2003 compared to the fourth quarter of 2002, which was partially offset by an approximate 20 basis point increase in the average interest rate for the period.

Year-To-Date Results For Total Operations

•	Total funeral revenues decreased $46.6 million to $298.6 million, primarily due to the disposition of the Company’s foreign operations in 2002. A decrease in the number of funerals performed and a decrease in trust earnings also contributed to the reduction in funeral revenue.

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•	Total cemetery revenues decreased $12.6 million to $223.5 million, primarily due to a decline in revenue from merchandise deliveries, a decline in perpetual care trust earnings and the disposition of the Company’s foreign operations in 2002. The Company realized an annual average return of 4.2 percent on its perpetual care trust funds for fiscal year 2003 compared to 6.0 percent in 2002.

•	Gross profit decreased $24.4 million from $144.8 million in 2002 to $120.4 million in 2003, primarily due to a reduction in funeral and cemetery revenue as discussed above, combined with an increase in insurance costs. The disposition of the Company’s foreign operations in 2002 also contributed to the decrease in gross profit.

•	Corporate general and administrative expenses increased $2.9 million from $17.3 million in 2002 to $20.2 million in 2003, primarily due to the $2.5 million charge in the third quarter of 2003 for separation pay.

•	Depreciation and amortization was $53.7 million for fiscal year 2003, compared to $56.2 million for the corresponding period in 2002.

•	Interest expense decreased $8.8 million to $53.5 million due to a $113.2 million decrease in the average debt outstanding during fiscal year 2003 compared to 2002, which was partially offset by an approximate 30 basis point increase in the average interest rate for the period.

Fourth Quarter Results For Operations To Be Retained

•	Funeral revenues increased $.2 million to $71.7 million compared to the fourth quarter of 2002, principally due to an increase in the average revenue per funeral call of 2.7 percent, substantially offset by a 2.7 percent decrease in the number of services performed. Average revenue per funeral call increased notwithstanding reduced year over year trust earnings recognized upon the delivery of preneed funerals. Trust earnings recognition in fiscal year 2003 was lower than in the prior year due to lower investment returns realized on the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.1 percent for the fourth quarter of 2003 compared to 38.9 percent for the fourth quarter of 2002.

•	Cemetery revenues decreased $.2 million to $56.0 million, primarily due to a decline in revenue from merchandise deliveries and perpetual care trust earnings, partially offset by an increase in property sales.

•	Funeral margins were 23.3 percent compared to 24.7 percent for the same period in 2002. The decrease was primarily due to a reduction in trust earnings and funeral calls, combined with an increase in insurance costs.

•	Cemetery margins were 20.9 percent compared to 22.8 percent for the same period in 2002. The decrease was primarily due to the decrease in cemetery revenue, combined with an increase in insurance costs.

•	For the quarter, gross profit decreased $2.1 million from $30.5 million in 2002 to $28.4 million in 2003, primarily due to a reduction in cemetery revenue and an increase in insurance costs.

Year-To-Date Results For Operations To Be Retained

•	Funeral revenues decreased $5.5 million to $294.2 million compared to the fiscal year ended October 31, 2002, principally due to a 2.8 percent decrease in the number of services performed, and reduced trust earnings recognized upon the delivery of preneed funerals, partially offset by an increase in average revenue. The average revenue per funeral call increased 1.7 percent notwithstanding reduced year over year trust earnings recognized upon the delivery of preneed funerals. Trust earnings recognition in fiscal year 2003 is lower than in the prior year due to lower investment returns realized in the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.3 percent for fiscal year 2003 compared to 38.6 percent for fiscal year 2002.

•	Cemetery revenues decreased $8.9 million to $222.7 million, principally due to a decline in revenue from merchandise deliveries and a decline in perpetual care trust earnings.

•	Funeral margins were 24.2 percent compared to 27.5 percent for the same period in 2002. The decrease is due primarily to a decrease in funeral revenue as discussed above, combined with an increase in insurance costs.

•	Cemetery margins were 22.3 percent compared to 24.8 percent for the same period in 2002. The decrease is due primarily to a decrease in cemetery revenue as discussed above, combined with an increase in insurance costs.

•	For the year ended October 31, 2003, gross profit decreased $19.1 million from $139.9 million in 2002 to $120.8 million in 2003, primarily due to a reduction in funeral and cemetery revenue as discussed above, coupled with an increase in insurance costs during fiscal year 2003.

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Fourth Quarter Results For Existing (Core) Operations

•	The Company experienced a 2.8 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain as of October 31, 2003, substantially offset by a 2.8 percent increase in the average revenue per funeral call performed by these businesses. Subsequent to the end of the fourth quarter of 2003, the Company announced plans to sell a number of small businesses, which remain in core operations in its 2003 financials.

Year-To-Date Results For Existing (Core) Operations

•	The Company experienced a 2.9 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain as of October 31, 2003, partially offset by a 1.7 percent increase in the average revenue per funeral call performed by these businesses. Subsequent to the end of the fourth quarter of 2003, the Company announced plans to sell a number of small businesses, which remain in core operations in its 2003 financials.

Cash Flow Results And Debt For Total Operations

•	Cash flow from operations for the quarter ended October 31, 2003 was $23.6 million, compared to $33.5 million for the fourth quarter of 2002.

•	Cash flow from operations for the year ended October 31, 2003 was $69.8 million, compared to $90.5 million for 2002, including the tax refunds of $23.3 million received in the third quarter of 2003 and $11.1 million received in the third quarter of 2002.

•	The decrease in operating cash flow is due primarily to a reduction in earnings before taxes, an increase in the investment in preneed activity and an increase in cash used to pay taxes. This decrease was partially offset by a $23.3 million tax refund received related to the sale of foreign operations in fiscal year 2003, compared to an $11.1 million tax refund received related to the sale of foreign operations for the comparable period in 2002.

•	Free cash flow for the quarter ended October 31, 2003 was $20.2 million, compared to $29.3 million for the fourth quarter of 2002. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	Free cash flow for the year ended October 31, 2003 was $53.5 million, compared to $74.2 million for 2002, including the tax refunds discussed above. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	As of October 31, 2003, the Company had outstanding debt of $502.1 million and cash and marketable securities of $20.9 million.

•	As of December 15, 2003, the Company had outstanding debt of $467.3 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 300 funeral homes and 148 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 877-691-0879. From outside the continental United States, call 973-582-2745. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until December 30, 2003. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,

	2003	2002

Revenues:
Funeral	$72,525	$76,004
Cemetery	56,173	56,505

Total revenues	128,698	132,509

Costs and expenses:
Funeral	56,040	58,423
Cemetery	44,476	43,813

Total costs and expenses	100,516	102,236

Gross profit	28,182	30,273
Corporate general and administrative expenses	4,320	4,860
Impairment of goodwill and long-lived assets	107,300	—

Operating earnings (loss)	(83,438)	25,413
Interest expense	(13,073)	(13,950)
Investment income	50	131
Other income (expense), net	(112)	959

Earnings (loss) before income tax expense (benefit)	(96,573)	12,553
Income tax expense (benefit)	(6,640)	3,753

Net earnings (loss)	$(89,933)	$8,800

Net earnings (loss) per common share:
Basic	$(.83)	$.08

Diluted	$(.83)	$.08

Weighted average common shares outstanding (in thousands):
Basic	108,156	108,018

Diluted	108,156	108,225

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,

	2003	2002

Revenues:
Funeral	$298,569	$345,200
Cemetery	223,489	236,121

Total revenues	522,058	581,321

Costs and expenses:
Funeral	227,887	257,049
Cemetery	173,800	179,488

Total costs and expenses	401,687	436,537

Gross profit	120,371	144,784
Corporate general and administrative expenses	20,183	17,261
Loss on assets held for sale	—	18,500
Impairment of goodwill and long-lived assets	107,300	—

Operating earnings (loss)	(7,112)	109,023
Interest expense	(53,478)	(62,339)
Loss on early extinguishment of debt	(11,289)	—
Investment income	287	505
Other income, net	2,122	2,132

Earnings (loss) before income taxes	(69,470)	49,321
Income taxes	3,998	17,455

Net earnings (loss)	$(73,468)	$31,866

Net earnings (loss) per common share:
Basic	$(.68)	$.30

Diluted	$(.68)	$.29

Weighted average common shares outstanding (in thousands):
Basic	108,220	107,861

Diluted	108,220	108,299

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

The Company has sold its foreign operations and certain small domestic businesses. The operating results of these businesses are segregated from results of the operations that the Company plans to retain as of October 31, 2003. The supplemental financial information included in this press release segregates these revenues and costs in order to present the Company’s operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and prior fiscal year and which it plans to retain as of October 31, 2003 (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale as of October 31, 2003. Subsequent to the end of the fourth quarter of fiscal year 2003, the Company announced plans to sell a number of small businesses, which remain in “operations to be retained” in its 2003 financials. Beginning in the first quarter of 2004, these businesses will be segregated from “operations to be retained.”

	Three Months Ended October 31,

	2003	2002

Revenues:
Funeral
Operations to be retained	$71,731	$71,554
Closed and held for sale operations	794	4,450

Total funeral	72,525	76,004

Cemetery
Operations to be retained	55,990	56,160
Closed and held for sale operations	183	345

Total cemetery	56,173	56,505

Total revenues	128,698	132,509

Costs and expenses:
Funeral
Operations to be retained	54,995	53,870
Closed and held for sale operations	1,045	4,553

Total funeral	56,040	58,423

Cemetery
Operations to be retained	44,296	43,343
Closed and held for sale operations	180	470

Total cemetery	44,476	43,813

Total costs and expenses	100,516	102,236

Gross Profit:
Funeral
Operations to be retained	16,736	17,684
Closed and held for sale operations	(251)	(103)

Total funeral	16,485	17,581

Cemetery
Operations to be retained	11,694	12,817
Closed and held for sale operations	3	(125)

Total cemetery	11,697	12,692

Total gross profit	$28,182	$30,273

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

	Twelve Months Ended October 31,

	2003	2002

Revenues:
Funeral
Operations to be retained	$294,152	$299,681
Closed and held for sale operations	4,417	45,519

Total funeral	298,569	345,200

Cemetery
Operations to be retained	222,716	231,611
Closed and held for sale operations	773	4,510

Total cemetery	223,489	236,121

Total revenues	522,058	581,321

Costs and expenses:
Funeral
Operations to be retained	222,953	217,232
Closed and held for sale operations	4,934	39,817

Total funeral	227,887	257,049

Cemetery
Operations to be retained	173,067	174,185
Closed and held for sale operations	733	5,303

Total cemetery	173,800	179,488

Total costs and expenses	401,687	436,537

Gross Profit:
Funeral
Operations to be retained	71,199	82,449
Closed and held for sale operations	(517)	5,702

Total funeral	70,682	88,151

Cemetery
Operations to be retained	49,649	57,426
Closed and held for sale operations	40	(793)

Total cemetery	49,689	56,633

Total gross profit	$120,371	$144,784

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2003 AND 2002

(Dollars in millions)

The Company uses EBITDA and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as net earnings plus depreciation, amortization, interest expense and income taxes. In order to present the Company’s ongoing operating results on a comparable basis, adjusted EBITDA in the reconciliation presented below is also adjusted to exclude charges incurred for the loss on assets held for sale, the loss on early extinguishment of debt, separation pay for former officers, and impairment of goodwill and long-lived assets. Adjusted domestic EBITDA includes the Company’s operations in the United States and the Commonwealth of Puerto Rico. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by total revenues.

Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain financing decisions and accounting effects. Management believes that EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of EBITDA herein is consistent with the calculation of EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three months and fiscal year ended October 31, 2003 and 2002:

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2003	2002	2003	2002

EBITDA
Consolidated net earnings (loss)	$(89.9)	$8.8	$(73.4)	$31.9
Add: Depreciation and amortization	13.3	13.8	53.7	56.2
Add: Interest expense	13.1	14.0	53.5	62.3
Add: Income tax expense (benefit)	(6.7)	3.7	3.9	17.4

Consolidated EBITDA	(70.2)	40.3	37.7	167.8
Add: Loss on assets held for sale	—	—	—	18.5
Add: Loss on early extinguishment of debt	—	—	11.3	—
Add: Separation pay for former officers	—	—	2.5	—
Add: Impairment of goodwill and long-lived assets	107.3	—	107.3	—

Adjusted Consolidated EBITDA	37.1	40.3	158.8	186.3
Less: Foreign EBITDA	—	.1	—	7.0

Adjusted Domestic EBITDA	$37.1	$40.2	$158.8	$179.3

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2003 AND 2002

(Dollars in millions)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three months and fiscal year ended October 31, 2003 and 2002. The Company received tax refunds of $23.3 million in the third quarter of 2003, compared to tax refunds of $11.1 million in the third quarter of 2002, which are included in the following table.

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2003	2002	2003	2002

Free Cash Flow
Net cash provided by operating activities	$23.6	$33.5	$69.8	$90.5
Less: Maintenance capital expenditures	3.4	4.2	16.3	16.3

Free cash flow	$20.2	$29.3	$53.5	$74.2

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR FISCAL YEAR 2004

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the recent workforce reduction and other recently announced initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended July 31, 2003.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR FISCAL YEAR 2004

(Dollars in millions, except per share amounts)

In the first quarter of 2004, the Company expects to record a charge in the range of $2.4 to $2.6 million ($1.5 to $1.6 million or $.01 per share after tax) for severance costs related to the workforce reductions reported elsewhere in this release. Including these severance costs, diluted earnings per share for continuing operations for fiscal year 2004 are expected to be in the range of $.36 to $.40. Excluding the severance costs, the Company expects diluted earnings per share from continuing operations to be in the range of $.37 to $.41. The Company expects to generate $44 to $53 million in cash flow from operations.

Principal Assumptions

The Company’s 2004 forecast for continuing operations is based on the following principal assumptions:

(1)	An increase in revenue of 1 to 3 percent for continuing operations and a corresponding increase in the associated direct costs.

(2)	The increase in revenue is expected to be driven by an increase in the average revenue per service performed of about 2 to 3 percent, excluding any impact from funeral trust earnings, and an increase in preneed property sales of 5 to 10 percent.

(3)	Increases in average revenue per service performed may be partially offset by a decrease in the number of families served by continuing operations in 2004 as compared to 2003. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2004 as in 2003, and the lower end assumes a possible reduction in the number of families served of up to 3 percent, which is in line with trends over the last few years.

(4)	Revenue from trust earnings, including earnings from funeral, merchandise and perpetual care trust funds, is expected to be about the same as that recognized in 2003.

(5)	The Company’s cost-saving initiatives, including the reduction in workforce, are expected to reduce costs by $16 to $20 million. These cost savings are expected to be partially offset by about $8 to $10 million in normal inflation of costs remaining in the business, assuming an inflation rate of about 2 percent.

(6)	These assumptions include a reduction in both revenue and costs from operations to be closed or sold.

(7)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2003, to reduce debt and to repurchase stock, or for growth initiatives as appropriate.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR FISCAL YEAR 2004

(Dollars in millions)

First Quarter 2004 Forecast

Income Statement Items
Revenue	$125 - $140
Gross profit	$32 - $40
Severance charges	$2 - $3
Operating earnings	$25 - $33
Interest expense	$12 - $14
Net earnings	$8 - $12
Add: Depreciation and amortization	$12 - $14
Add: Interest expense	$12 - $14
Add: Income taxes	$5 - $7

EBITDA	$37 - $47
Add: Severance charges	$2 - $3

Adjusted EBITDA	$39 - $50

Fiscal Year 2004 Forecast

Income Statement Items
Revenue	$500 - $520
Gross profit	$125 - $140
Severance charges	$2 - $3
Operating earnings	$107 - $120
Interest expense	$47 - $51
Net earnings	$39 - $43
Add: Depreciation and amortization	$50 - $54
Add: Interest expense	$47 - $51
Add: Income taxes	$24 - $27

EBITDA	$160 - $175
Add: Severance charges	$2 - $3

Adjusted EBITDA	$162 - $178

Cash Flow Items
Cash flow from operations	$44 - $53
Less: Maintenance capital expenditures	$16 - $17

Free Cash Flow	$28 - $36

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release may include forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including increased offerings of products or services over the Internet;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility and senior subordinated note indenture on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of recent workforce reductions and other recently announced initiatives;

•	our ability to sell certain under-performing operations;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects of increasing numbers of cremations on our revenues and market share;

•	our ability to respond effectively to changing consumer preferences;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended July 31, 2003 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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